THE BANK OF NEW YORK MELLON

NEW YORK'S FIRST BANK – FOUNDED 1784 BY ALEXANDER HAMILTON

101 BARCLAY STREET, NEW YORK, N.Y. 10286

December 1, 1993

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Re:

Deposit Agreement (the "Deposit Agreement") dated as of December 1, 1993, by and among Banco Francés del Río de la Plata S.A., The Bank of New York, as Depositary, and the Owners and holders of American Depositary Receipts issued thereunder.

Dear Sirs:

We refer to the Deposit Agreement Capitalized terms defined in the Deposit Agreement and not otherwise defined herein are used herein as defined in the Deposit Agreement.

We hereby confirm our understanding that neither the Depositary nor the Custodian shall deliver Shares, by physical delivery, book entry or otherwise, or otherwise permit Shares to be withdrawn from the facility created by the Deposit Agreement, except upon receipt and cancellation of American Depositary Receipts, in a transaction contemplated by Section 4.08 or by another provision of the Deposit Agreement which contemplates that Shares shall be delivered to the Company or an agent of the Company, or as required by law.

We hereby confirm our understanding that, without the prior written consent of the company, we will issue American Depositary Receipts prior to the receipt by us, the Custodian, or our nominees of corresponding Shares (a “Pre-Release”) only pursuant to agreements containing covenants, representations or warranties substantively to the effect of Sections 3(a), 4, 7(a) and 14 of the form of ADR Pre-Release Agreement attached hereto (or, in lieu of Section 14, covenants that authorize provisions of the ADR Pre-Release Agreement which are substantively to the effect of Section 14 to inure to the benefit of the Company to the extent of any damages suffered by the Company as a result of a breach of the ADR Pre-Release Agreement by the counterparty of the ADR Pre-Release Agreement).

Very truly yours,

THE BANK OF NEW YORK,

As Depositary

By: _____________

Name:

Title: